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Exhibit 99.1

For Immediate Release	Contact:	Michael R. Ward Executive Vice President, General Counsel and Secretary (801) 736-5600

MRS. FIELDS ANNOUNCES COMMENCEMENT OF EXCHANGE OFFER

        SALT LAKE CITY, UTAH—July 26, 2004—Mrs. Fields Famous Brands, LLC and Mrs. Fields Financing Company, Inc. announced today that they have commenced an offer to exchange an aggregate principal amount of up to $115,000,000.00 of their 11 1/2% Senior Secured Notes due 2011, which have been registered under the Securities Act of 1933, as amended, for a like principal amount of their issued and outstanding 11 1/2% Senior Secured Notes due 2011 from the registered holders thereof, and an aggregate principal amount of up to $80,747,000.00 of their 9% Senior Secured Notes due 2011, which have been registered under the Securities Act of 1933, as amended, for a like principal amount of their issued and outstanding 9% Senior Secured Notes due 2011 from the registered holders thereof.

        The exchange offer will expire at 5:00 p.m., New York City time, on August 23, 2004, unless extended. The Bank of New York has been appointed as exchange agent for the exchange offer. Requests for assistance or documents should be directed to Carolle Montreuil of The Bank of New York at (212) 815-5920.

        Mrs. Fields Famous Brands, LLC and Mrs. Fields Financing Company, Inc. have filed a registration statement, including a prospectus and other related documents, on Form S-4 with the United States Securities and Exchange Commission in connection with this exchange offer. The terms of the notes to be issued in connection with the exchange offer are set forth in the prospectus. This announcement does not constitute an offer to sell or buy any security; such offers shall only be made by means of the prospectus.

About Mrs. Fields Famous Brands, LLC:

        Mrs. Fields Famous Brands, LLC, which includes Mrs. Fields Cookies, Great American Cookies, Pretzel Time, Pretzelmaker, and TCBY, has distinguished itself with innovative leadership, which has turned the company into the largest, most widely recognized and respected brand name in the category of on-premises, fresh-baked products and in soft-serve frozen yogurt.

        Currently, Mrs. Fields Famous Brands, LLC operates more than 2,900 locations worldwide. Mrs. Fields Cookie stores, first established in 1977, now operate in approximately 40 countries. Mrs. Fields Famous Brands, LLC is headquartered in Salt Lake City, Utah.

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MRS. FIELDS ANNOUNCES COMMENCEMENT OF EXCHANGE OFFER